Exhibit B

Performance Goals & Benchmarks

	Exhibit B - Triamis Acquisition Performance Payout Targets

Measurement Period	From the closing of the acquisition to 2-28-07, All target figures are US$, except as specified otherwise

Cordia's Commitment	Cordia will make a minimum of $200,000 of working capital available to the APAC division. The $200,000 will be funded as needed

Mandatory Goals
	1. Complete agreements and install circuits for local and international termination from HK VoIP Switch.
	2. Achieve minimum revenues from the APAC region of $400,000
	3. Achieve minimum gross margin of US$200,000
	4. Sellers will remain full time employees in good standing throughout the period
	5. Establish customer service and technical support operation sufficient to support APAC sales and service

Financial Goals	All figures are US Dollars from the date of acquisition through 2-28-07
	Level	Purchase Payout	Employee Payout
Gross Margin greater than	200,000	25%	25%	Percentage earned towards payout is a singular figure from this section
	300,000	30%	30%	based on the respective minimum threshold reached
	400,000	40%	40%
	500,000	50%	50%
	600,000	60%	60%
	700,000	70%	70%
	800,000	80%	80%
	900,000	90%	90%
	1,000,000	100%	100%

Strategic Goals
VoWIFI	10,000	10%	10%	Minimum of $10,000 in service revenue from VoWIFI in the APAC Region
DIDs	Philippines	10%	10%	Commercially viable DIDs from selected countries
	India	10%	10%
	China	10%	10%
	Indonesia	5%	5%
	Malaysia	5%	5%
	Vietnam	5%	5%

Targeted Service Revenue	China $100,000	10%	10%	Minimum telecom service revenue from customers located in country
	India $100,000	10%	10%

Telemarketing	US Sales	5%	5%	Establish telemarketing channel for US sales, minimum 1,000 customers less than $90 per line
	APAC Sales	5%	5%	Establish telemarketing channel for APAC sales, minimum 1,000 customers less than $90 per line

Strategic Partnerships
APAC Mobile or Fixed Line Service	China/HK	10%	10%	Establish prepaid and postpaid supplier at competitive prices
	India	10%	10%
	Philippines	5%	5%
	Indonesia	5%	5%
	Malaysia	5%	5%
	Vietnam	5%	5%
	Australia	5%	5%
	New Zealand	5%	5%

ISP Partnerships and Collocation	Philippines	5%	5%	Sign and implement commercially viable agreements with ISP for broadband services
	India	5%	5%	for end users located in each country
	China	5%	5%
Total Goals Possible		300%	300%

Performance Baselines:
Purchase Agreement Shareholders		US$100,000		Up to 100% to be distributed based on ownership percentages in Exhibit A of Purchase Agreement
Vikas Bhandari			HK$250,000	Baseline to by multiplied by percentage achieved up to 200%
Richie Nguyen			HK$250,000	Baseline to by multiplied by percentage achieved up to 200%

Maximum Payout		100%	200%	Based on the achieved goal the aggregate percentage for each respective Performance payment
				will be multiplied by the respective baseline performance amount to determine the total payment.
				The percentage payout is limited to the respective maximum payout percentages